Exhibit 99.1

News Release

MainStreet BankShares, Inc. Appoints Chief Financial Officer

For Immediate Release:	October 24, 2013

MainStreet BankShares, Inc., (“MainStreet” or “Company”) in Martinsville, Virginia appointed a new Chief Financial Officer on Wednesday, October 23, 2013 at its regularly scheduled board meeting. Lisa J. Correll was named Senior Vice President and Chief Financial Officer. She replaces Brenda H. Smith appointed President and Chief Executive Officer on July 24, 2013. Ms. Correll joined MainStreet in June 2004 and has been the Vice President and Corporate Controller since June 2007. She has over eighteen years of banking experience, all within the financial services area of the industry.

Brenda H. Smith, President and CEO of MainStreet stated, “We are very fortunate to be able to fill this position internally with the level of expertise and knowledge of the banking industry and our Company that Lisa possesses. We are privileged to have depth of talent within our organization. The ability to have continued leadership from within MainStreet will make the transition into our new roles more expedient.”

Lisa J. Correll commented, “I am extremely excited and honored to accept the new challenge of Chief Financial Officer of MainStreet BankShares, Inc. I look forward to embracing leadership as our Company grows and looks to the future to create value for our shareholders.”

MainStreet is the bank holding company for Franklin Community Bank, N.A. and MainStreet RealEstate, Inc.

Contact:	Brenda H. Smith, President/CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(276) 632-7422